SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2013

LEAP WIRELESS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-34865	33-0811062
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5887 Copley Drive, San Diego, California 92111

(Address of principal executive offices) (Zip Code)

(858) 882-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

Leap Wireless International, Inc. (the “Company”) held a special meeting of its stockholders on October 30, 2013, at which a quorum was present. The tables below set forth for each matter voted on at the meeting, as certified by the independent inspector of elections, the number of votes cast for and against, as well as the number of abstentions and broker non-votes.

Proposal One: To adopt the Agreement and Plan of Merger dated as of July 12, 2013 (as amended from time to time), by and among the Company, AT&T Inc., Mariner Acquisition Sub Inc., a wholly-owned subsidiary of AT&T Inc., and Laser, Inc., the Stockholders’ Representative.

Votes For	Votes Against	Abstentions	Broker Non-Votes
68,409,095	4,406	6,740	3,059

Proposal Two: To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to the Company’s named executive officers by the Company based on or that otherwise relates to the merger.

Votes For	Votes Against	Abstentions	Broker Non-Votes
53,884,296	14,459,657	76,288	3,059

Proposal Three: To approve one or more adjournments or postponements of the special meeting to a later date or time, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the proposal to adopt the merger agreement.

Votes For	Votes Against	Abstentions	Broker Non-Votes
65,943,042	2,470,946	9,312	0

Item 8.01.	Other Events.

On October 31, 2013, the Company issued a press release relating to the results of the vote at the special meeting of its stockholders held on October 30, 2013. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated October 31, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned’s duly authorized signatory.

LEAP WIRELESS INTERNATIONAL, INC.

Date: October 31, 2013	By:	/s/ Robert J. Irving, Jr.
Robert J. Irving, Jr.
Chief Legal and Administrative Officer

Exhibit Index

Exhibit Number	Description

99.1	Press Release dated October 31, 2013